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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Registration Statement of ENSCO International Incorporated on Form S-4 of our reports dated February 18, 1994 for ENSCO Drilling Venezuela, Inc. (Venezuelan Branch) and ENSCO Drilling (Caribbean), Inc. (Venezuelan Branch), appearing in Amendment No. 1 to the Annual Report on Form 10-K of ENSCO International Incorporated for the year ended December 31, 1995. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such prospectus. It should be noted, however, that Krygier, Montilla & Asociados has not prepared or certified such "Selected Financial Data" for 1993 or any other period.

KRYGIER, MONTILLA & ASOCIADOS

/s/ Jose G. Moros H.
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Jose G. Moros H.

Caracas, Venezuela
May 7, 1996